Exhibit 99.1

This news release constitutes a “designated news release” for the purposes of Canopy Growth’s prospectus supplement dated June 6, 2024 to its short form base shelf prospectus dated June 5, 2024.

Canopy Growth Announces CEO Succession Plan

David Klein, CEO to retire at the end of the Company’s fiscal year

Board of Directors expresses continued confidence in the Company’s strategic direction and leadership team

A comprehensive CEO selection process has been initiated to identify a successor

Smiths Falls, ON, August 16, 2024 – Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX:WEED, NASDAQ:CGC), a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives, announced today that Mr. David Klein, CEO, Canopy Growth, will be retiring at the conclusion of the Company’s current fiscal year ending March 31, 2025. Until this date or such time that a successor is named, Mr. Klein will continue in his role as CEO and as a member of the Company’s Board of Directors (the “Board”) to advance Canopy Growth’s strategic objectives including profitability and ensure an effective transition.

The Board is in the process of securing a globally recognized search firm to initiate a comprehensive CEO selection process focused on identifying a candidate with the right mix of skills, experience, and expertise to lead the Company in its next chapter of growth.

Since joining Canopy Growth as CEO in January of 2020, Mr. Klein successfully led the transformation and development of Canopy Growth to meet the vast opportunities presented by the global cannabis market. Under his leadership, the Company established a foundation for multi-market cannabis leadership through its transformation to an asset light model in Canada and across a range of international markets, including Germany. In addition, Mr. Klein oversaw the launch and advancement of Canopy USA as a first of its kind structure to offer the Company’s shareholders unique exposure to the rapid growth and opportunity presented by the U.S. cannabis market ahead of federal permissibility.

This announcement follows the Company’s first quarter fiscal year 2025 results, which were issued on August 9 and highlight the progress that has been made in enhancing Canopy Growth’s financial foundation. This includes realizing a 67% increase in gross profit year-over-year, delivering a consolidated gross margin of 35%, and driving a broad-based improvement across key financial metrics.

“Over the past four years, we have transformed Canopy Growth into a focused, asset-light, and financially disciplined organization that is well-positioned for sustainable growth. It has been an honor to lead Canopy Growth through this critical chapter in our evolution, and I am deeply thankful to all our team members for their dedication, and to our shareholders for their support,” said David Klein, CEO, Canopy Growth. “As we look to the next six months and beyond, I remain focused on driving Canopy Growth to profitability while supporting the smooth onboarding of a new CEO to lead the Company forward in its next phase of growth. My experience at Canopy Growth has only deepened my belief in the power of cannabis to improve lives, and I am confident in the ability of our Company and team to continue bringing that vision to life.”

“On behalf of the Board, I want to express our gratitude to David for his exceptional leadership and commitment to Canopy Growth. David has been instrumental in navigating the Company through a major transformation, establishing Canopy USA, and positioning us as a stronger, more focused organization poised for leadership across the most exciting global cannabis markets,’’ said David Lazzarato, Chairman of the Board, Canopy Growth. “The Board remains confident in the Company’s strategic direction as well as its leadership team, and we are committed to appointing a new CEO who will continue to drive our ambitious vision forward, ensuring that the Company remains at the forefront of cannabis innovation and growth.”

Contact Details:

Nik Schwenker

Vice President, Communications

Nik.Schwenker@canopygrowth.com

Tyler Burns

Director, Investor Relations

Tyler.Burns@canopygrowth.com

About Canopy Growth

Canopy Growth is a world leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to our consumers, Canopy Growth delivers innovative products with a focus on premium and mainstream cannabis brands including Doja, 7ACRES, Tweed, and Deep Space, in addition to category defining vaporizer technology made in Germany by Storz & Bickel.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA, LLC (“Canopy USA”). Canopy USA has closed the acquisitions of approximately 75% of the shares of Lemurian, Inc. (“Jetty”) and two of three Wana entities that make up Wana Brands, being Wana Wellness, LLC and The CIMA Group, LLC, with the full acquisition of Wana expected by end of summer, subject to regulatory approval, once the acquisition of Mountain High Products, LLC is complete. Jetty owns and operates Jetty Extracts, a California-based producer of high- quality cannabis extracts and pioneer of clean vape technology, and Wana Brands is a leading North American edibles brand. Canopy USA has also exercised an option to acquire Acreage Holdings, Inc., a vertically integrated multi-state cannabis operator with principal operations in densely populated states across the Northeast and Midwest.

Beyond its world-class products, Canopy Growth is leading the industry forward through a commitment to social equity, responsible use, and community reinvestment – pioneering a future where cannabis is understood and welcomed for its potential to help achieve greater well-being and life enhancement.

For more information visit www.canopygrowth.com.

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